Exhibit 10.4

Execution Version

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”) is made as of the 1st day of June, 2008, by and between MICROGY GRAND ISLAND, LLC, a Nebraska limited liability corporation (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”), and SWIFT & COMPANY, a Delaware corporation (“Swift”). Capitalized terms not defined herein shall have the same meaning ascribed to them in the Indenture, as hereinafter defined.

Background

WHEREAS, the Company is engaged in the construction, development and operation of facilities (the “Facility”) consisting of an anaerobic digester system used to extract combustible biogas from organic waste streams produced by the beef processing operations of Swift; and

WHEREAS, the Company and Swift have entered a Biogas Purchase and Supply Agreement dated as of September 1, 2006, as amended (the “Biogas Agreement”), providing for the operation of the Facility and for the payment by Swift to the Company for the biogas produced at the Facility and supplied to Swift; and

WHEREAS, the Company is the obligor with respect to $7,000,000 The City of Grand Island, Nebraska Solid Waste Disposal Facilities Revenue Bonds (Microgy Grand Island, LLC Project) Series 2008 (the “Bonds”) issued under the Trust Indenture dated as June 1, 2008 by and between the City of Grand Island, Nebraska (“Issuer”) and the Trustee (the “Indenture”); and

WHEREAS, Issuer and the Company have entered into a Lease Agreement dated as of June 1, 2008 (the “Lease Agreement”) pursuant to which the proceeds derived from the issuance of the Bonds are to be provided to the Company for the payment of the costs of the acquisition, construction, improving and equipping of the Facility being leased by the Company from Issuer; and

WHEREAS, pursuant to the Lease Agreement, the Company has agreed to make Rent Payments to the Issuer, which the Issuer has pledged to the Trustee for the benefit of the holders of the Bonds; and for the purpose of making such Rent Payments, the Company wishes to pledge its interest in payments due from Swift under the Biogas Agreement to the Trustee; and

WHEREAS, in connection with the issuance of the Bonds, the Company has entered into a letter agreement with the Trustee dated July 24, 2008 in the form attached hereto (the “Biogas Letter Agreement”), pursuant to which the Company has granted to the Trustee the right, following an Event of Default under the Indenture, to exercise all of the Company’s rights and fulfill its obligations under the Biogas Agreement.

Terms

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the Company, the Trustee and Swift agree as follows:

1. Assignment. The Company hereby pledges, transfers and assigns to the Trustee all of the Company’s right, title and interest in and to any and all payments due to the Company from Swift under the Biogas Agreement (the “Company Rights”) for the term of this Agreement.

2. Payments Due Under the Biogas Agreement. For the term of this Agreement, the Company hereby instructs Swift to pay directly to the Trustee, and until otherwise instructed by the Trustee, Swift hereby agrees to pay directly to the Trustee, any and all payments due to the Company under Biogas Agreement. The Company will continue to prepare and provide monthly bills to Swift.

3. Deposit Into and Maintenance of Bond Fund. Upon receiving payments from Swift, the Trustee shall deposit such payments into the Lockbox Account of the Bond Fund and apply the amounts therein as provided in the Indenture.

4. Acknowledgement of the Letter Agreement. Swift hereby acknowledges the Biogas Letter Agreement.

5. Further Acts and Agreements. Each of the Company, Trustee and Swift agrees to do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and agreements that the Trustee may reasonably request in order to more fully effectuate the transfer and assignment of payments due under the Biogas Agreement.

6. Term. The term of this Agreement shall commence on the date hereof and shall continue until receipt by Swift and the Company of notice from the Trustee that the Bonds are no longer outstanding (the “Trustee Notice”). Upon such receipt of the Trustee Notice, the pledge, transfer and assignment of the Company Rights shall automatically terminate without any further action of the parties hereto, and all such Company Rights shall revert to the Company.

7. Miscellaneous.

7.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Trustee and the Company and their respective successors and assigns.

7.2 Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Nebraska, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such State.

7.3 Amendment. None of the provisions of this Agreement may be waived, changed or altered except in a signed writing by the party against whom enforcement of the same is sought.

7.4 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be executed in their respective names by their respective undersigned duly authorized signatories as of the day and year first above written.

MICROGY GRAND ISLAND, LLC

By:	/s/ Dennis Haines
Name: Dennis Haines
Its: Vice President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Marvin Kierstead
Name: Marvin Kierstead
Its: Vice President

SWIFT & COMPANY

By:	/s/ William G. Trupkiewicz
Name: William G. Trupkiewicz
Its: Controller, Chief Accounting Officer, Secretary and Acting Treasurer

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